Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Ken Gedaka +1.215.299.6150
ken.gedaka@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com

FMC Gives Update on Expected Performance for First Quarter and Full Year 2018 Ahead of Scheduled Meeting with Investors
PHILADELPHIA, March 29, 2018 - FMC Corporation (NYSE:FMC) today announced that it expects first quarter adjusted earnings to exceed the high end of its prior guidance range of $1.45 to $1.59 per diluted share, and that it expects full year 2018 adjusted earnings to exceed the high end of its prior guidance range of $5.20 to $5.60 per diluted share.1
FMC expects the first quarter performance to be driven by stronger segment earnings. In FMC Agricultural Solutions segment, a combination of strong customer demand and lower achieved operating costs are leading to higher earnings. FMC Lithium is also performing very well in the first quarter, driven by continued strong market conditions.
Pierre Brondeau, FMC president, CEO and chairman said: “Given our scheduled meeting with investors today, and to ensure compliance with Reg FD, we have elected to share additional information in regards to our current expectations for FMC’s first quarter and full-year performance.”
About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. On November 1, 2017, FMC acquired a significant portion of DuPont's Crop Protection business. FMC employs approximately 7,000 people throughout the world and operates its businesses in two segments: FMC Agricultural Solutions and FMC Lithium. For more information, visit www.FMC.com.

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Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com.  In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Although we provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP.  Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

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